Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

EXCLUSIVE LICENSE AGREEMENT

between

TAIHO PHARMACEUTICAL CO., LTD.

and

LUNG THERAPEUTICS, INC.

a Texas corporation

Dated as of November 12, 2020

i

1.30	“Joint Patents”	4

1.31	“Joint Development Committee”	4

1.32	“Laws”	4

1.33	“Licensed Territory”	4

1.34	“Losses”	4

1.35	“Lung Tx Indemnitee”	4

1.36	“Lung Tx Inventions”	4

1.37	“Lung Tx Know-How”	4

1.38	“Lung Tx Patents”	4

1.39	“Lung Tx House Marks”	5

1.40	“Lung Tx Technology”	5

1.41	“Lung Tx Trademark”	5

1.42	“Marketing Authorization Application” or “MAA”	5

1.43	“MHLW”	5

1.44	“Minimum Royalty and Transfer Price”	5

1.45	“Net Sales”	5

1.46	“[**]”	5

1.47	“[**]”	5

1.48	“Otsuka Holdings”	5

1.49	“Patents”	5

1.50	“Pharmacovigilance Agreement”	5

1.51	“Phase III Clinical Trial”	5

1.52	“Phase IV Clinical Trial”	5

1.53	“PMDA”	6

1.54	“Pricing Approval”	6

1.55	“Product”	6

1.56	“Product Labeling”	6

1.57	“Product Unit”	6

1.58	“Promotional Materials”	6

1.59	“Quality Agreement”	6

1.60	“Regulatory Approval”	6

1.61	“Regulatory Authority”	6

1.62	“Regulatory Data Exclusivity”	6

1.63	“Regulatory Documents”	7

1.64	“Required Studies”	7

1.65	“Royalty and Transfer Price”	7

1.66	“Safety Reasons”	7

1.67	“Specification”	7

1.68	“[**]”	7

1.69	“Supply Agreement”	7

1.70	“Taiho Indemnitee”	7

1.71	“Taiho Inventions”	7

1.72	“Taiho Know-How”	7

1.73	“Taiho Patents”	7

1.74	“Taiho Technology”	7

1.75	“Term”	7

1.76	“Third Party”	7

1.77	“Third Party CMOs”	7

1.78	“Third Party CROs”	7

1.79	“Valid Claim”	7

1.80	“Yen”	8

ARTICLE 2

GOVERNANCE

2.1	Joint Development Committee	8

2.2	Joint Development Committee Functions and Powers	8

2.3	Joint Development Committee Decision-Making	9

ARTICLE 3

PRODUCT DEVELOPMENT

3.1	Overview	9

3.2	Development Plan	9

3.3	Principles of Product Development	10

3.4	Taiho’s Performance	11

3.5	Records, Reports and Information	11

ARTICLE 4

REGULATORY

4.1	Exchange of Data	12

4.2	Regulatory Filings and Approvals	12

4.3	Regulatory Costs	13

4.4	No Harmful Actions	13

4.5	Adverse Event Reporting and Safety Data Exchange	13

4.6	Regulatory Inspection or Audit	14

ARTICLE 5

COMMERCIALIZATION

5.1	Commercialization in the Licensed Territory	14

5.2	Pricing Approvals in the Licensed Territory	14

5.3	Pricing of the Product in the Licensed Territory	15

5.4	Taiho Performance	15

5.5	Compliance	15

5.6	Product Trademark; Lung Tx House Marks	15

ARTICLE 6

LICENSES AND COVENANTS

6.1	Lung Tx Technology	16

6.2	Activities Outside the Respective Territory	16

6.3	Trademarks	16

6.4	Subcontractors	17

6.5	Taiho Technology	17

6.6	No Implied Licenses	17

6.7	Taiho Covenant	17

6.8	Lung Tx Covenant	17

6.9	Product Supply	17

6.10	Audit	18

ARTICLE 7

FEES AND PAYMENTS

7.1	License Fee	18

7.2	Milestone Payment	18

7.3	Product Royalty and Transfer Price	18

7.4	Acknowledgment of Lung Tx Contribution	19

ARTICLE 8

PAYMENT; RECORDS; AUDITS

8.1	Exchange Rate; Manner and Place of Payment	19

8.2	Taxes	19

8.3	Late Payments	20

8.4	Audits	20

ARTICLE 9

INTELLECTUAL PROPERTY

9.1	Ownership of Inventions	21

9.2	Disclosure of Inventions	21

9.3	Patent Prosecution and Maintenance	21

9.4	Infringement by Third Parties	23

9.5	Infringement of Third Party Rights	24

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1	Mutual Representations and Warranties	25

10.2	Lung Tx Representations and Warranties	25

10.3	Disclaimer	27

10.4	Limitation of Liability	27

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information	28

11.2	Exceptions	28

11.3	Authorized Disclosure	28

11.4	Publications	29

11.5	Publicity	29

11.6	Additional Matters	29

ARTICLE 12

INDEMNIFICATION

12.1	Indemnification by Lung Tx	30

12.2	Indemnification by Taiho	30

12.3	Conditions to Indemnification	30

12.4	Insurance	31

v

ARTICLE 13

TERM AND TERMINATION

13.1	Term	31

13.2	Extension Term	31

13.3	Fully Paid Up License	32

13.4	Early Termination	32

13.5	Effect of Termination	33

13.6	Taiho’s rights	34

13.7	Exercise of Right to Terminate	35

13.8	Other Remedies	35

13.9	Surviving Obligations	35

ARTICLE 14

DISPUTE RESOLUTION

14.1	Arbitration	35

14.2	Interim Relief	36

ARTICLE 15

GENERAL PROVISIONS

15.1	Governing Law	36

15.2	Entire Agreement; Modification	36

15.3	Relationship Between the Parties	36

15.4	Non-Waiver	37

15.5	Assignment	37

15.6	No Third Party Beneficiaries	37

15.7	Severability	37

15.8	Notices	37

15.9	Force Majeure	38

15.10	Compliance and Ethical Business	38

15.11	Interpretation	40

15.12	Counterparts	41

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”) is entered into as of November 12, 2020 (the “Effective Date”) by and among LUNG THERAPEUTICS, INC., a Texas corporation, having an address of 2600 Via Fortuna, Suite 360, Austin, Texas 78746, USA (“Lung Tx”) and TAIHO PHARMACEUTICAL CO., LTD., a company incorporated under the laws of Japan, having an address of 1-27 Kandanishiki-cho, Chiyoda-ku, Tokyo, Japan 101-8444 (“Taiho”). Lung Tx and Taiho may be referred to herein individually as a “Party” or collectively, as the “Parties.”

RECITALS

Whereas, Lung Tx is a pharmaceutical company that has proprietary rights related to a chemical entity and pharmaceutical product formulation known as LTI-01 (defined as the “Product”, as more fully described below);

WHEREAS, Taiho is engaged in the research, development and commercialization of pharmaceutical products and has particular expertise in the development and commercialization of pharmaceutical products in the Licensed Territory (as defined below); and

WHEREAS, Taiho and Lung Tx desire to enter into a collaborative relationship for the clinical development and commercialization of the Product by Taiho, subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this Section 1.1, “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise. Notwithstanding the foregoing, the Affiliates of Taiho shall exclude any person, corporation, or other entity that is controlled by Otsuka Holdings (other than Taiho and any person, corporation, partnership, or other entity that is controlled by Taiho).

1.2 “Approved Reimbursement Price” means the price for each Product Unit of the Product that is established by Regulatory Authorities in the Licensed Territory in connection with Pricing Approval.

1.3 “Business Day” means a day that is not a Saturday, Sunday or a day on which banking institutions in Austin, Texas or in Japan are authorized by Law to remain closed.

1.4 “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30 and December 31.

1.5 “[**]” means [**].

1.6 “Claim” has the meaning provided in Section 12.3.

1.7 “Clinical Supply Price” means [**].

1.8 “Commercialize” or “Commercialization” means all activities undertaken before and after obtaining Regulatory Approval relating specifically to the pre-launch, launch, promotion, marketing, offer for sale, sale, distribution and otherwise commercialization of a pharmaceutical product, including: (a) strategic marketing, sales force detailing, advertising, medical education and liaison, and market and product support; and (b) any Phase IV Clinical Trial or other post- Regulatory Approval clinical trial undertaken by Taiho; and (c) all customer support and product distribution, invoicing and sales activities.

1.9 “Confidential Information” means, with respect to a Party, all confidential Information of such Party that is disclosed to the other Party under this Agreement, which may include specifications, know-how, trade secrets, technical information, drawings, models, business information, inventions, discoveries, methods, procedures, formulae, protocols, techniques, data, and unpublished patent applications, whether disclosed in oral, written, graphic, or electronic form. All information disclosed by either Party pursuant to the Mutual Confidential Disclosure Agreement between the Parties dated [**] shall be deemed such Party’s Confidential Information disclosed hereunder.

1.10 “Control” means, with respect to any Information, Patent or other intellectual property right, possession by a Party of the ability (whether by ownership, license or otherwise) to grant access, a license or a sublicense to such Information or intellectual property right without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.11 “Cover,” “Covered” or “Covering” means, with reference to a Patent, that the making, having made, using, selling, offering for sale or importing of a composition of matter or practice of a method would infringe a Valid Claim of such Patent in the country in which such activity occurs.

1.12 “Denied Parties Lists” has the meaning provided in Section 15.10(a)(ii).

1.13 “Develop” or “Development” means all non-clinical, clinical research and drug development activities with respect to the Product, including preparing and conducting testing, toxicology release and stability testing, human clinical studies and regulatory affairs, and regulatory activities pertaining to designing and carrying out clinical studies and obtaining the Regulatory Approval. Development shall include the Global Clinical Trials as provided in Section 1.22.

1.14 “Development Plan” means the plan for conducting Development of the Product to be Commercialized by Taiho in the Licensed Territory.

1.15 “Diligent Efforts” means, with respect to a Party’s obligation under this Agreement to Develop or Commercialize a Product, the level of efforts required to carry out such obligation in a sustained manner consistent with the efforts a similarly situated pharmaceutical company devotes to a product of similar market potential, based on conditions then prevailing. Diligent Efforts requires, with respect to such an obligation, that the Party: (a) promptly assign responsibility for such obligation to specific employee(s) who are held accountable for progress and monitor such progress on an on-going basis; (b) set and consistently seek to achieve specific, meaningful and measurable objectives for carrying out such obligation; and (c) consistently make and implement decisions and allocate resources designed to advance progress with respect to such objectives, in each case taking into account issues of safety and efficacy, product profile, the proprietary position, the then-current competitive environment for such product and the likely timing of such products entry into the market, the regulatory environment and the status of such product, and other relevant scientific, technical and commercial factors.

1.16 “Dollar” means a U.S. dollar, and “$” shall be interpreted accordingly.

1.17 “EMA” means the European Medicines Agency, or any successor agency thereto performing similar functions.

1.18 “Extension Term” has the meaning provided in Section 13.2.

1.19 “FDA” means the United States Food and Drug Administration, or any successor agency thereto having the administrative authority to regulate the marketing of human pharmaceutical products or biological therapeutic products, delivery systems and devices in the United States of America.

1.20 “Field” means the treatment, prevention, prognosis or diagnosis of any and all diseases and conditions in humans.

1.21 “First Commercial Sale” means, with respect to the Product, the first sale on a commercial basis for end use or consumption of such Product in a country after the governing health regulatory authority of such country has granted Regulatory Approval; provided, that, for clarity First Commercial Sale does not include the sale of a Product for compassionate use. Sale to an Affiliate shall not constitute a First Commercial Sale unless the Affiliate is the end user of the Product.

1.22 “Global Clinical Trial” means all clinical trials of the Product to be Commercialized by Lung Tx outside the Licensed Territory, including, but not limited to, the clinical trial of the Product currently being conducted by Lung Tx with the title “LTI-01-2001”, as further described in the clinical trial registry found at www.ClinicalTrials.gov, including any subsequent modifications made by Lung Tx after the Effective Date.

1.23 “Global Development Plan” means the plan for conducting Global Clinical Trial of the Product to be Commercialized by Lung Tx outside the Licensed Territory.

1.24 “Governmental Authority” means any multi-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.25 “IND” means an Investigational New Drug Application filed with the FDA or the equivalent application or filing filed with any equivalent agency or government authority outside of the United States (including the MHLW and any supra-national agency such as in the European Union) necessary to commence human clinical trials in such jurisdiction.

1.26 “Indemnified Party” has the meaning provided in Section 12.3.

1.27 “Indemnifying Party” has the meaning provided in Section 12.3.

1.28 “Information” means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.29 “Joint Inventions” has the meaning provided in Section 9.1.

1.30 “Joint Patents” has the meaning provided in Section 9.3(c).

1.31 “Joint Development Committee” means the committee formed pursuant to Section 2.1.

1.32 “Laws” means all relevant laws, statutes, rules, regulations, guidelines, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.33 “Licensed Territory” means Japan, including its territories and possessions.

1.34 “Losses” has the meaning provided in Section 12.1.

1.35 “Lung Tx Indemnitee” has the meaning provided in Section 12.2.

1.36 “Lung Tx Inventions” has the meaning provided in Section 9.1.

1.37 “Lung Tx Know-How” means Information Controlled by Lung Tx on the Effective Date or during the Term that is necessary or useful for the Development, manufacture and Commercialization of the Product in the Licensed Territory.

1.38 “Lung Tx Patents” means all Patents Controlled by Lung Tx on the Effective Date and during the Term that Cover the Development, manufacture or Commercialization of the Products in the Licensed Territory including any Patents filed on Lung Tx Inventions, including without limitation, the Patents set forth on Exhibit B.

1.39 “Lung Tx House Marks” means the Lung Tx name and logo as set forth in Exhibit A.

1.40 “Lung Tx Technology” means the Lung Tx Patents and Lung Tx Know-How.

1.41 “Lung Tx Trademark” means (a) the product-specific trademarks owned or Controlled by Lung Tx and designated by Lung Tx for use with the Product, as reflected on Exhibit C; and (b) any other product-specific trademarks that Lung Tx and Taiho mutually agree upon for use with the Product in the Licensed Territory during the Term.

1.42 “Marketing Authorization Application” or “MAA” means an application for Regulatory Approval (but excluding Pricing Approval).

1.43 “MHLW” means the Ministry of Health, Labor and Welfare or any successor thereto, which govern the scientific review of human pharmaceutical products in Japan.

1.44 “Minimum Royalty and Transfer Price” has the meaning provided in Section 7.3(b).

1.45 “Net Sales” means [**].

1.46 “[**]” means [**].

1.47 “[**]” means [**].

1.48 “Otsuka Holdings” means Otsuka Holdings Co. Ltd., having offices at 2-9 Kanda- Tsukasamachi, Chiyoda-ku, Tokyo 101-0048 Japan.

1.49 “Patents” means (a) pending patent applications, including provisional patents, issued patents, utility models and designs, and (b) extensions, reissues, substitutions, confirmations, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, requests for continued examination, continuations-in-part, or divisions of or to any patents, patent applications, utility models or designs.

1.50 “Pharmacovigilance Agreement” has the meaning provided in Section 4.5(b).

1.51 “Phase III Clinical Trial” means a clinical trial in humans that is intended to (a) establish that a Product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with such Product in the dosage range to be prescribed, and (c) support Regulatory Approval for such Product, and designed to satisfy the requirements of 21 C.F.R. § 312.21(c) or corresponding provision outside the United States.

1.52 “Phase IV Clinical Trial” means a clinical trial of a Product conducted after Regulatory Approval of such Product has been obtained from an appropriate Regulatory Authority, which trial is (a) conducted voluntarily by a Party to enhance marketing or scientific knowledge of the Product, (b) conducted pursuant to a request or requirement of a Regulatory Authority, or (c) conducted for expansion of the Product labeling and dose optimization.

1.53 “PMDA” means the Pharmaceutical and Medical Devices Agency (formerly known as IYAKUHIN IRYOKIKI SOGO KIKO) in Japan or any successor thereto.

1.54 “Pricing Approval” means such approval, agreement, determination or governmental decision establishing prices for the Product Unit that can be charged to consumers and will be reimbursed by Governmental Authorities in the Licensed Territory.

1.55 “Product” means Lung Tx’s proprietary pharmaceutical product known generically as LTI-01 (a recombinant single chain urokinase plasminogen activator) which is currently being developed by Lung Tx in the United States as of the Effective Date that meets the Specification, including all forms, presentations, doses and formulations.

1.56 “Product Labeling” means (a) the full prescribing information for the Product approved by the applicable Regulatory Authority, and (b) all labels and other written, printed or graphic information included in or placed upon any container, wrapper or package insert used with or for the Product.

1.57 “Product Unit” means one day’s dosage of the Product, which may be contained in one or more vials.

1.58 “Promotional Materials” means all sales representative training materials and all written, printed, graphic, electronic, audio or video presentations of information, including, without limitation, journal advertisements, sales visual aids, formulary binders, reprints, direct mail, direct-to-consumer advertising, internet postings, broadcast advertisements and sales reminder aides (for example, note pads, pens and other such items) intended for use or used by Taiho, its Affiliates or sublicensees in connection with any promotion of a Product in the Licensed Territory, but excluding Product Labeling.

1.59 “Quality Agreement” means the Quality Agreement between the Parties as set forth in Section 6.9.

1.60 “Regulatory Approval” means any approvals (including without limitation supplements, amendments, and Pricing Approvals), licenses, registrations or authorizations of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the manufacture, distribution, use or sale of a pharmaceutical product.

1.61 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction, including without limitation, (a) in the U.S., the FDA and any other applicable Governmental Authority in the U.S. having jurisdiction over the Product, (b) in Japan, the MHLW and PMDA and (c) in Europe, the EMEA.

1.62 “Regulatory Data Exclusivity” means any exclusive marketing rights, data exclusivity rights or other benefits conferred by any Governmental Authority with respect to the Product other than a patent right in the Licensed Territory, including, where applicable, pediatric exclusivity and/or orphan drug exclusivity and/or any other regulatory data protection or exclusivity.

1.63 “Regulatory Documents” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other filings made to or with a Regulatory Authority that are necessary or reasonably desirable in order to Develop, manufacture, or Commercialize the Product in a particular country, territory or possession. Regulatory Documents include, without limitation, INDs, MAAs, and applications for Pricing Approvals.

1.64 “Required Studies” means has the meaning provided in Section 3.1.

1.65 “Royalty and Transfer Price” has the meaning provided in Section 7.3(b).

1.66 “Safety Reasons” has the meaning provided in Section 13.4(a).

1.67 “Specification” shall mean tests and standards applicable to the Product described in Exhibit D which is attached hereto and made a part hereof and other items which shall hereinafter be designated and/or modified between the Parties pursuant to the terms of Section 3.3(e).

1.68 “[**]” means [**].

1.69 “Supply Agreement” means the Supply Agreement between the Parties as set forth in Section 6.9.

1.70 “Taiho Indemnitee” has the meaning provided in Section 12.1.

1.71 “Taiho Inventions” has the meaning provided in Section 9.1.

1.72 “Taiho Know-How” means all Information Controlled by Taiho or its Affiliates that arises from Taiho’s activities under this Agreement during the Term and is necessary or useful for the Development, manufacture or Commercialization of the Product. For clarity, Taiho KnowHow excludes the Taiho Patents.

1.73 “Taiho Patents” means all Patents, if any, that is Controlled by Taiho or any of its Affiliates during the Term, claims a Taiho Invention and is necessary or useful for the Development, manufacture or Commercialization of the Product.

1.74 “Taiho Technology” means the Taiho Patents and Taiho Know-How.

1.75 “Term” has the meaning provided in Section 13.1.

1.76 “Third Party” means any entity other than Lung Tx or Taiho or an Affiliate of Lung Tx or Taiho.

1.77 “Third Party CMOs” has the meaning provided in Section 6.4.

1.78 “Third Party CROs” has the meaning provided in Section 6.4.

1.79 “Valid Claim” means (a) an unexpired claim of an issued Patent that has not been disclaimed, revoked or held to be invalid or unenforceable by a court or other authority of competent jurisdiction, from which decision no appeal can be further taken, or (b) a claim of a pending Patent application.

1.80 “Yen” means a Japanese yen, and “¥” shall be interpreted accordingly.

ARTICLE 2

GOVERNANCE

2.1 Joint Development Committee. Promptly after the Effective Date, the Parties will form a Joint Development Committee that shall monitor and coordinate communication regarding the Parties’ performance under this Agreement to Develop and obtain Regulatory Approval for the Product within and outside the Licensed Territory. Lung Tx and Taiho shall each designate [**] representatives to serve on the Joint Development Committee. Taiho shall designate one of its representatives on the Joint Development Committee to serve as the chairperson of the Joint Development Committee. The Joint Development Committee shall meet at least [**] times per year during the Term or at such greater frequency as the Joint Development Committee agrees. Such meetings may be conducted by videoconference, teleconference or in person, as agreed by the Parties, and the Parties shall agree upon the date and time of meetings. The Joint Development Committee chairperson shall be responsible for preparing and issuing minutes of each such meeting within [**] days thereafter. A reasonable number of additional representatives of a Party may attend meetings of the Joint Development Committee in a non-voting capacity.

2.2 Joint Development Committee Functions and Powers. The role of the Joint Development Committee shall be as follows:

(a) to review the overall strategy for seeking Regulatory Approval of the Product in the Licensed Territory, including, but not limited to, the strategy for orphan drug designation;

(b) to facilitate the exchange of information between the Parties with respect to the activities hereunder for the Licensed Territory and to establish procedures for the efficient sharing of information and materials necessary for Taiho’s Development of the Product hereunder, consistent with this Agreement;

(c) to review, approve, and, if necessary, amend the Development Plan or the Global Development Plan (provided that, for the avoidance of doubt, this only applies to Development in the Licensed Territory);

(d) to review the Global Development Plan (provided that, for the avoidance of doubt, the Joint Development Committee shall not have the power to approve or modify the Global Development Plan for the Development outside the Licensed Territory);

(e) to provide a forum to evaluate strategies for obtaining, maintaining and enforcing patent and trademark protection for the Product in the Licensed Territory; and to perform such other functions as appropriate to further the purposes of this Agreement, as determined by the Parties.

The Joint Development Committee shall have only the powers assigned expressly to it in this ARTICLE 2 and elsewhere in this Agreement, and the Joint Development Committee shall not have any power to amend, modify or waive compliance with this Agreement.

2.3 Joint Development Committee Decision-Making. Decisions of the Joint Development Committee shall be made by unanimous vote, with each member having one (1) vote. No vote of the Joint Development Committee may be taken unless at least [**] representatives of each Party on the Joint Development Committee vote. If the Joint Development Committee is unable to reach a unanimous vote on any matter, then the matter shall be referred to the CEO of Lung Tx or its respective designee and the President of Taiho or its respective designee for further discussion and resolution. These individuals shall as soon as practicable attempt in good faith to resolve the matter and thereby make the decision on behalf of the Joint Development Committee. These individuals may obtain the advice of other employees or consultants as they deem necessary or advisable in order to make the decision. If the CEO of Lung Tx or its respective designee and the President of Taiho or its respective designee are unable to reach agreement on any matter, (a) the CEO of Lung Tx shall have the final decision making authority with respect to any matter pertaining to the Development of the Product in the Licensed Territory prior to Regulatory Approval to the extent there is a portion of the Global Clinical Trial that covers the Licensed Territory with the objective of supporting the filing of the MAAs by Taiho in the Licensed Territory and such decision would have any material effect on the Global Development Plan outside of the Licensed Territory, and (b) the President of Taiho shall have the final decision making authority with respect to (i) any matter pertaining to the Development of the Product in the Licensed Territory, except for any matter set forth in this Section 2.3(a) above, but including, but not limited to, any local bridging studies of the Product in the Licensed Territory, and (ii) any matter pertaining to the Commercialization of the Product in the Licensed Territory.

ARTICLE 3

PRODUCT DEVELOPMENT

3.1 Overview. Taiho shall have the sole right and shall use Diligent Efforts to Develop the Product in the Field in the Licensed Territory as provided in this ARTICLE 3 and in accordance with the Development Plan, which shall set forth all Development activities to be performed by Taiho under this Agreement, including without limitation such activities as may be required by the Regulatory Authorities in the Licensed Territory for Regulatory Approval of the Product for use in the Field in the Licensed Territory, and any additional activities necessary for any Product to meet the requirements of the Japanese pharmaceutical affairs law or any other listings that are necessary or helpful for obtaining Pricing Approval for such Product in the Licensed Territory (such additional activities, “Required Studies”). As between the Parties, Taiho shall bear all of the costs and expenses incurred in connection with any of the activities performed by Taiho pursuant to the Development Plan.

3.2 Development Plan. Taiho shall prepare a brief summary of the Development Plan within [**] following the Effective Date, and deliver such summary to Lung Tx. Thereafter, Taiho shall prepare an initial Development Plan within [**] following the consultation for the Product between Taiho and the PMDA to be conducted after the receipt of minutes by Taiho of the post Phase II meeting for the Product between Lung Tx and the FDA, and deliver such initial

Development Plan to Lung Tx. With the agreement of Lung Tx, such Development Plan will be incorporated herein by reference. From time to time, Taiho may submit to the Joint Development Committee for discussion any proposed modifications to the Development Plan, and the Joint Development Committee shall discuss such proposed modifications at its next meeting, and any such modification may be approved by the Joint Development Committee as provided in Section 2.3. The Development Plan shall, at all times, contain the following information for the Product in the Licensed Territory:

(a) scope and timelines for Taiho’s performance of all studies (including any Required Studies) designed to support Regulatory Approval of the Product in the Licensed Territory, including without limitation, clinical trials, additional tests (including any and all carcinogenicity and toxicology studies), product stability studies, and filing submission dates;

(b) estimated dates of meetings with Regulatory Authorities in the Licensed Territory for such Product;

(c) Taiho’s forecasts of its needs for clinical supply of the Products, its related substances (e.g., standard, impurities and degradation products) and the Product; and

(d) target dates for achieving milestones in Developing such Product.

3.3 Principles of Product Development. Taiho’s Development of the Product in the Licensed Territory shall be conducted in a manner consistent with the following principles:

(a) using Diligent Efforts to seek a Regulatory Approval that includes a label for such Product as broad as reasonably possible;

(b) using Diligent Efforts to seek a product profile for such Product with maximum scope of recommended usage and minimum scope of restrictions on use, in each case to the extent reasonably possible;

(c) using Diligent Efforts to seek the highest possible price in connection with the Pricing Approval;

(d) using Diligent Efforts to obtain Regulatory Approval for such Product consistent with (a), (b) and (c) in a timely manner; and

(e) using Diligent Efforts not to adversely impact Lung Tx’s own Development or Commercialization efforts for the Product outside the Licensed Territory, including without limitation, and where reasonably practicable, using and filing Regulatory Documents in the Licensed Territory that are equivalent to all MAAs and related filings for the Product that are provided by Lung Tx pursuant to Section 4.2. Notwithstanding the forgoing, Lung Tx acknowledges that Taiho’s filings and specifications for the Product in the Licensed Territory may be modified from those for the relevant of the Product outside the Licensed Territory, in order to meet the requirements of the Regulatory Authority in the Licensed Territory, as mutually agreed by the Parties with both Parties acting in good faith and with neither Party unreasonably withholding its consent.

3.4 Taiho’s Performance. Taiho shall use Diligent Efforts to Develop the Product in the Licensed Territory, consistent with the then-agreed Development Plan, and in accordance with this Agreement, including without limitation by using Diligent Efforts to perform its obligations under the Development Plan and in accordance with the regulations promulgated by the MHLW for the Development and Commercialization of pharmaceutical products in the Licensed Territory. Taiho shall provide financial and other support for the Development of the Product as necessary to carry out the Development Plan and to achieve the objectives of this Agreement; provided, however, that pursuant to the Supply Agreement, Lung Tx shall supply such Product quantities as are required for Taiho’s Development of the Product in the Licensed Territory at the Clinical Supply Price consistent with the quantities forecasted in the Development Plan in connection with the initial Regulatory Approval of the Product in the Licensed Territory. With respect to any clinical trials other than those described in the previous sentence, Lung Tx and Taiho will share the costs of finished Product with respect to the Development for the purpose of filing the Regulatory Documents for the Regulatory Approval of the Product to obtain additional indication other than the first indication approved by such initial Regulatory Approval to the extent that Lung Tx and Taiho have agreed to the joint conduct of such trial as part of the Development Plan; provided, however, that the burden ratio of such costs for the finished Product shall be determined by negotiation between the Parties. Taiho shall conduct its activities under the Development Plan in good scientific manner and in compliance in all material respects with all applicable Laws. Taiho may not conduct any material Development activities with respect to any Product that are not set forth in the Development Plan or that are inconsistent with this Agreement without Lung Tx’s prior written consent, which shall not be unreasonably withheld or delayed.

3.5 Records, Reports and Information. Taiho shall maintain complete, current and accurate records of all work conducted by it under the Development Plan and all data and other Information resulting from such work. Such records shall fully and properly reflect all work done and results achieved in the performance of the Development Plan in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes and which shall include, without limitation, investigator’s brochures, protocol of plan, sites and investigators, endpoints measured and results and all raw data from which results were derived. Lung Tx shall have the right to review such records maintained by Taiho at reasonable times, upon prior written request. Taiho shall provide [**] summary in English to the Joint Development Committee on its Development and regulatory activities with regard to the Product in the Licensed Territory, including without limitation any significant formal or informal meetings between Taiho and the Regulatory Authority in the Licensed Territory. Upon the request of Lung Tx, Taiho shall provide to Lung Tx copies in the original language of all records produced during the applicable time period covering the summary together with a brief summary of such records in English, if such records were originally created in a language other than English), including, without limitation, investigator’s brochures, clinical protocols and amendments thereto, identification of clinical sites and investigators, endpoints measured and clinical and non-clinical study results and all raw data from which results were derived. Notwithstanding the foregoing, if an English translation of any such records does not exist, upon Lung Tx’s written request, Taiho will, at Lung Tx’s expense, provide Lung Tx with an English translation of such records.

ARTICLE 4

REGULATORY

4.1 Exchange of Data.

(a) Lung Tx Data.

(i) Within [**] after the Effective Date, [**].

(ii) [**]. Notwithstanding anything to the contrary in this ARTICLE 4, any and all costs and expenses of such studies shall be borne by Lung Tx.

(iii) Within [**] after [**], which shall be provided promptly as set forth in Section 4.5.

(b) Data Generated by or on Behalf of Taiho. Taiho shall, in a timely manner, [**], which shall be provided promptly as set forth in Section 4.5. Notwithstanding the foregoing, if an English translation of any such Taiho Know-How does not exist, upon Lung Tx’s written request, Taiho will, at Lung Tx’s expense, provide Lung Tx with an English translation of such Taiho Know-How. [**].

(c) Use of Data. All pre-clinical, nonclinical, analytical, manufacturing, and clinical data and associated reports and other regulatory materials disclosed by one Party to the other under this Agreement shall be deemed Confidential Information of [**], subject to ARTICLE 11 and all other applicable terms and conditions set forth herein. The receiving Party shall have the right to share any and all data, reports and other regulatory materials received from the disclosing Party with the receiving Party’s Affiliates and Third Party (sub)licensees in its respective territory, subject to ARTICLE 11 and all other applicable terms and conditions set forth herein.

4.2 Regulatory Filings and Approvals.

(a) In General. The Parties intend that the Development Plan will set forth the agreed regulatory strategy for seeking Regulatory Approval in the Licensed Territory. [**].

(b) Rights of Reference to Regulatory Documents. Each Party hereby grants to the other Party a right of reference to all Regulatory Documents filed by such Party in its respective territory for the Product as follows: The right of reference granted to Lung Tx herein shall be solely for the purpose of [**]. The right of reference granted to Taiho herein shall be solely for the purpose of [**].

(c) Taiho Rights and Obligations.

(i) Taiho shall have the sole right and responsibility for [**]. As part of the foregoing, Taiho shall be responsible for [**].

(ii) Taiho shall use Diligent Efforts in compliance with applicable Laws and other regulatory obligations related to [**].

(iii) All Regulatory Documents and Regulatory Approvals filed with Regulatory Authorities in the Licensed Territory shall be held in [**] name and shall be owned solely by [**], subject to [**] rights under this Agreement.

(iv) Taiho shall use Diligent Efforts to [**].

(d) Consultation, Reporting and Review.

(i) Taiho shall, at its reasonable discretion, consult with Lung Tx regarding, and shall [**].

(ii) Taiho shall provide Lung Tx with [**].

(e) Global Clinical Trial. Lung Tx shall use Diligent Efforts to conduct a Global Clinical Trial following the Effective Date with the objective of [**].

4.3 Regulatory Costs. Taiho shall be responsible for all costs and expenses of preparing, maintaining, formatting, and filing Regulatory Documents for the Product in the Licensed Territory and for all other costs and expenses in connection with seeking and maintaining Regulatory Approval for the Product in the Licensed Territory.

4.4 No Harmful Actions.

(a) Taiho shall not take any action with respect to the Product in the Licensed Territory that could reasonably be expected to have a material adverse impact upon the [**]. Promptly following delivery of such notice, the Parties shall meet to discuss whether any such action reasonably would be expected to have such an impact, and potential alternative courses of action that Taiho could take to avoid such an impact. If the Parties cannot reach agreement as to such matters, then, at any time such disagreement exists, either Party may refer such matters for resolution pursuant to Section 14.1.

(b) Lung Tx shall not take any action with respect to the Product outside of the Licensed Territory that could reasonably be expected to have a material adverse impact upon the [**]. Promptly following delivery of such notice, the Parties shall meet to discuss whether any such action reasonably would be expected to have such an impact, and potential alternative courses of action that Lung Tx could take to avoid such an impact. If the Parties cannot reach agreement as to such matters, then, at any time such disagreement exists, either Party may refer such matters for resolution pursuant to Section 14.1.

4.5 Adverse Event Reporting and Safety Data Exchange.

(a) Each Party shall be responsible for all pharmacovigilance activities associated with the Product in its respective territory, including [**].

(b) Following the Effective Date, with the precise timing to be mutually agreed upon by the Parties, but in any event prior to initiation of the first clinical trial of the Product within the Licensed Territory, the Parties shall enter into a pharmacovigilance agreement (“Pharmacovigilance Agreement”) [**].

(c) Without limiting Sections 4.5(a) and (b) above, within a reasonable period of time following the Effective Date (with the precise timing to be mutually agreed upon by the Parties, but in any event prior to initiation of the [**]. For the avoidance of doubt, the obligations to provide safety data under the Pharmacovigilance Agreement will be independent of any obligations to provide safety data pursuant to any other provisions contained in this Agreement.

4.6 Regulatory Inspection or Audit. If a Regulatory Authority in the Licensed Territory desires to conduct an inspection or audit with regard to the Product of Taiho’s facility or a facility under contract with Taiho in or for the Licensed Territory, Taiho shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority and Taiho shall promptly provide to Lung Tx a brief summary of such observations in English, or shall, upon Lung Tx’s written request and at Lung Tx’s expense, provide Lung Tx with an English translation of such observations, Taiho shall prepare the response to any such observations, and shall provide to Lung Tx an English summary of such response or shall, upon Lung Tx’s written request and at Lung Tx’s expenses, provide an English translation of such responses. Taiho agrees to conform its activities under this Agreement to any commitments made in such a response, except to the extent it believes in good faith that such commitments violate applicable Laws. If a Regulatory Authority in the Licensed Territory desires to conduct an inspection or audit with regard to the Product of Lung Tx’s facility or a facility under contract with Lung Tx for the Licensed Territory, Lung Tx shall permit and cooperate with such inspection or audit, and shall cause the contract facility to permit and cooperate with such Regulatory Authority and Taiho during such inspection or audit. Following receipt of the inspection or audit observations of such Regulatory Authority, Lung Tx shall prepare the response to any such observations, and shall provide a copy of such response to Taiho.

ARTICLE 5

COMMERCIALIZATION

5.1 Commercialization in the Licensed Territory. Taiho shall have the sole right and responsibility for Commercializing the Product in the Licensed Territory, as provided in this ARTICLE 5. Taiho shall bear all of the costs and expenses incurred in connection with all such Commercialization. Upon reasonable request of Lung Tx, Taiho shall provide Lung Tx an opportunity to review and comment on all significant marketing decisions for the Product in the Licensed Territory, including without limitation marketing strategy and launch decisions, and Taiho shall consider any comments thereon provided by Lung Tx in good faith, to the extent reasonable and practicable.

5.2 Pricing Approvals in the Licensed Territory. Taiho shall be responsible, at its own expense, for seeking Pricing Approval in the Licensed Territory. Taiho shall seek the highest possible price in connection with such Pricing Approval in the Licensed Territory. Taiho shall keep Lung Tx informed on an ongoing basis of Taiho’s strategy for seeking, and the results it obtains in seeking, Pricing Approval in the Licensed Territory, including, without limitation, the results of any discussion or other communication with relevant Governmental Authorities regarding Pricing Approval, via regular reports to the Joint Development Committee no less frequently than such committee is required to meet pursuant to Section 2.1. In the event Taiho notifies Lung Tx in writing that the continued commercialization of the Product would not be commercially reasonable due to the unexpected circumstances including but not limited to the unexpected low Approved Reimbursement Price, the Parties agree to negotiate in good faith towards reaching mutually acceptable solution for such circumstances.

5.3 Pricing of the Product in the Licensed Territory. Taiho shall have the sole right to determine Product pricing in the Licensed Territory consistent with Pricing Approval and its other obligations herein. Subject to such obligations, Lung Tx shall not have any right to direct, control, or approve Taiho’s pricing of the Product for the Licensed Territory. The provision to Lung Tx of any pricing data is for informational purposes only.

5.4 Taiho Performance. Taiho shall use Diligent Efforts to Commercialize the Product in the Licensed Territory following Regulatory Approval of the Product in the Licensed Territory in accordance with this Agreement. In addition, and subject to timely supply of the Product by Lung Tx pursuant to the Supply Agreement, Taiho shall achieve First Commercial Sale of the Product in the Licensed Territory promptly after, but in no event more than [**] after, the date on which Pricing Approval is granted for such Product in the Licensed Territory. Taiho shall provide Lung Tx (x) a sales report [**] on the quantity of the Product sold by Taiho in the Licensed Territory no later than [**] after the end of the preceding [**], and (y) a written report [**] during the Term summarizing Taiho’s significant Commercialization activities with respect to the Product in the Licensed Territory pursuant to this Agreement, covering subject matter at a level of detail reasonably sufficient to enable Lung Tx to determine Taiho’s compliance with its diligence obligation pursuant to this Section 5.4.

5.5 Compliance. Taiho shall comply in all material respects with all Laws in Developing and Commercializing the Product in the Licensed Territory under this Agreement.

5.6 Product Trademark; Lung Tx House Marks.

(a) Lung Tx Trademark. Taiho, its Affiliates and sublicensees will sell the Product in the Licensed Territory exclusively under the Lung Tx Trademark in accordance with the terms and conditions set forth in this Agreement, unless the Parties expressly agree otherwise in writing. If Lung Tx Trademarks listed in Exhibit C cannot be used (or if it is not advisable to use them) for legal, regulatory or other material reasons outside the Parties’ reasonable control, in the Licensed Territory, Taiho may select an alternative Product Trademark reasonably acceptable to Lung Tx for use in the Licensed Territory. Lung Tx shall file, register and maintain a registration for the Lung Tx Trademark in the Licensed Territory at Lung Tx’s cost and expense. Lung Tx shall retain ownership of the Lung Tx Trademark, subject to the license granted to Taiho pursuant to Section 6.1 and 6.3.

(b) Lung Tx House Marks. To the extent allowable by applicable Laws, Product packaging, Promotional Materials and Product Labeling for use in the Licensed Territory shall carry the Lung Tx House Marks, subject to Taiho’s reasonable internal approval of the size, position, and location thereof. From time to time during the Term, Lung Tx shall have the right to obtain from Taiho samples of the Product sold by Taiho or its Affiliates or sublicensees in the Licensed Territory. Lung Tx shall use such Product samples solely to inspect the quality of such Products and use of the Lung Tx House Mark.

ARTICLE 6

LICENSES AND COVENANTS

6.1 Lung Tx Technology. Subject to the terms and conditions of this Agreement, Lung Tx hereby grants Taiho an exclusive (even as to Lung Tx), royalty-bearing license under the Lung Tx Technology to Develop (to the extent permitted in this Agreement), use, sell, offer for sale, import, package, have packaged, and Commercialize the Product in the Field in the Licensed Territory. The license granted in this Section 6.1 may not be sublicensed by Taiho to its Affiliates or any Third Party without the prior written consent of Lung Tx, which may be withheld in Lung Tx’s sole and absolute discretion.

6.2 Activities Outside the Respective Territory.

(a) To the extent permitted under applicable Laws, Taiho agrees that neither it, nor any of its Affiliates, will sell or provide the Product to any Third Party, if Taiho or its relevant Affiliate knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use outside the Licensed Territory.

(b) To the extent permitted under applicable Laws, Lung Tx agrees that neither it, any of its Affiliates nor licensees, will sell or provide the Product to any Third Party, if Lung Tx, its relevant Affiliate or licensees knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Licensed Territory.

6.3 Trademarks.

(a) License. Lung Tx hereby grants to Taiho an exclusive (even as to Lung Tx), royalty-free license to use and display the Lung Tx Trademarks and the Lung Tx House Marks solely on the Product packaging, the Promotional Materials and the Product Labeling in connection with the Commercialization of the Product in the Field within the Licensed Territory, as provided under and in accordance with this Agreement. The foregoing license may be sublicensed by Taiho to Affiliates and to Third Pary sublicensees under the license granted in Section 6.1 that are approved by Lung Tx in accordance with Section 6.1.

(b) Standards of Use. Taiho shall prepare any Product packaging, the Promotional Materials and the Product Labeling containing the Lung Tx Trademarks or the Lung Tx House Marks in accordance with reasonable policies provided by Lung Tx from time-to-time, and provide Lung Tx with copies of such Product packaging, the Promotional Materials and the Product Labeling. Taiho acknowledges Lung Tx’s sole ownership of the Lung Tx Trademarks and the Lung Tx House Marks and agrees not to take any action inconsistent with such ownership. Taiho shall not use the Lung Tx Trademarks or the Lung Tx House Marks in a way that would adversely affect their value. Taiho covenants that it shall not use any trademark confusingly similar to any Lung Tx Trademarks or Lung Tx House Marks in connection with the Product sold by Taiho, its Affiliates and permitted sublicensees in the Licensed Territory. Taiho shall comply with reasonable policies provided by Lung Tx from time to time to maintain the goodwill and value of the Lung Tx Trademarks and the Lung Tx House Marks.

6.4 Subcontractors. Taiho may, at its discretion, subcontract certain obligations under this Agreement to Third Party contract manufacturing organizations (“Third Party CMOs”) and Third Party contract research organization (“Third Party CROs”) and other service providers engaged by Taiho, provided that if Taiho subcontracts to any Third Party CROs monitoring services for the clinical trials of the Product in the Licensed Territory, then Taiho shall notify Lung Tx of such Third Party CROs. Taiho shall be responsible and liable for each of its subcontractor’s performance and compliance with all obligations of Taiho under this Agreement. Any purported subcontracting in violation of this Section 6.4 shall be null and void.

6.5 Taiho Technology. Subject to the terms and conditions of this Agreement, during the Term, Taiho hereby grants to Lung Tx a non-exclusive, fully-paid, royalty-free license under the Taiho Technology to Develop, use, sell, offer for sale, and import the Product outside the Licensed Territory, and to make and have made the Product anywhere in the world for such Development or sale (subject to the exclusive rights granted to Taiho under this Agreement with respect to the Product in the Field in the Licensed Territory). Such license shall be sublicenseable by Lung Tx to any Affiliate of Lung Tx. Such license shall also be sublicenseable to any Third Party, with written notification to Taiho promptly following the grant of such sublicense.

6.6 No Implied Licenses. No right or license under any Patents or Information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

6.7 Taiho Covenant. In consideration of the licenses granted by Lung Tx under this Agreement, Taiho shall not, directly or indirectly, during the Term, [**].

6.8 Lung Tx Covenant. During the Term, Lung Tx and its Affiliates shall not, and shall not [**].

6.9 Product Supply. The Parties agree that Lung Tx shall be Taiho’s exclusive manufacture and supply source for the Product to Taiho as required for Taiho’s use in clinical Development and for Commercialization in the Licensed Territory under the terms of a supply agreement, which provides for the Parties’ respective duties and obligations with respect to the manufacture and supply of the Product, to be negotiated and concluded by the Parties (“Supply Agreement”). The Parties shall use reasonable and diligent efforts to negotiate the terms of the Supply Agreement in good faith; provided, however, that the Supply Agreement shall contain the terms that are specifically required under this Agreement. The Parties shall, at an appropriate time before commencement of deliveries of the Product to Taiho, conclude and sign a separate agreement in a reasonable and customary format suitable for recording the agreed-upon specifications, procedures for change control and measures to assure compliance with Good Manufacturing Practices regarding production, storage, transportation and release of the Product (“Quality Agreement”). Taiho will be solely responsible, at its own expense, for the Product packaging and labeling for use or sale in the Licensed Territory in compliance with all applicable Laws and the requirements of any Regulatory Authority in the Licensed Territory. Lung Tx shall be responsible and liable for the performance and compliance of Third Party CMOs engaged by Lung Tx in connection with the manufacture of the Product (including the supply of any active ingredients therein) with all obligations of Lung Tx under this Agreement.

6.10 Audit. Taiho shall be entitled, during normal working hours and upon reasonable prior notice to Lung Tx, to inspect facilities utilized for the manufacture of the Product (including any active ingredients therein) and operation, books and records of Lung Tx and any Third Party CMOs engaged by Lung Tx in connection with the manufacture of the Product (including the supply of any active ingredients therein); provided that any audit or inspection of any Third Party CMOs engaged by Lung Tx shall be subject to reasonable limitations and requirements of such Third Party CMOs and any limitations and requirements included in the contract between Lung Tx and such Third Party CMO (including, without limitation, any limitation on the number of times such audit rights and inspections may be conducted during any period of time). The particulars of inspection set forth in this Section 6.10 shall be set forth in the Supply Agreement and Quality Agreement.

ARTICLE 7

FEES AND PAYMENTS

7.1 License Fee. Taiho shall pay to Lung Tx a license fee equal to five million U.S. dollars ($5,000,000) due and payable within [**] after the receipt of an invoice by Lung Tx, as reimbursement for a portion of the Development expenditures of the Product incurred by Lung Tx before and after the Effective Date. Such license fee shall be paid in Dollars by wire transfer of immediately available funds into account designated by Lung Tx, and shall be non- refundable and non-creditable against any other payments due under this Agreement.

7.2 Milestone Payment. Taiho shall make milestone payments to Lung Tx based on the first achievement of each milestone event in the Licensed Territory for the Product as set forth in this Section 7.2. Taiho shall provide written notice to Lung Tx within [**] after the first achievement of the corresponding milestone event and shall pay to Lung Tx the amount set forth below within [**] after the receipt of an invoice by Lung Tx. Such payment shall be made by wire transfer of immediately available funds into account designated by Lung Tx. Such payment shall be paid in Dollars and shall be non-refundable and non-creditable against any other payments due under this Agreement. The Parties acknowledge that payment under this Section 7.2 is reimbursement for a portion of the Development expenditures of the Product incurred by Lung Tx before and after the Effective Date. For the avoidance of doubt, the milestone payment by Taiho to Lung Tx under this Section 7.2 shall be payable only once, and in no event shall the aggregate amount to be paid by Taiho under this Section 7.2 exceed ten million U.S dollars ($10,000,000).

Milestone Event	Milestone Payment
[**]	$10,000,000

7.3 Product Royalty and Transfer Price.

(a) Transfer Price. The price to be paid by Taiho for the Product supplied by Lung Tx to Taiho pursuant to the Supply Agreement for commercial sale shall be [**] Yen (¥[**]) per Product Unit (“Transfer Price”). Within [**] of delivery to Taiho of each shipment of the Product and receipt of an invoice, Taiho shall pay to Lung Tx the Transfer Price of the Product.

(b) Product Royalty and Transfer Price. Subject to the terms and conditions of this Agreement, in consideration of the supply of the Product by Lung Tx pursuant to the Supply Agreement for commercial sale in the Licensed Territory and the other rights granted by Lung Tx to Taiho under this Agreement, Taiho shall pay to Lung Tx, as a combined royalty and Transfer Price for the Products sold by Lung Tx to Taiho pursuant to the Supply Agreement, [**] percent ([**]%) of total Net Sales in any Calendar Quarter during the Term (“Royalty and Transfer Price”); provided, however, that in no event shall the Royalty and Transfer Price be less than an amount equal to [**] (“Minimum Royalty and Transfer Price”). The Royalty (as defined below) shall be calculated and paid in accordance with the procedures described in Section 7.3(c).

(c) Calculation of Royalties. Commencing with the Calendar Quarter in which the First Commercial Sale of the Product occurs and for each Calendar Quarter thereafter until the expiration of this Agreement, the Royalty and Transfer Price to be paid by Taiho as royalty for each applicable Calendar Quarter (“Royalty”) shall be an amount equal to: [**].

(d) Royalty Report and Payment Terms. No later than [**] following the end of each Calendar Quarter during each year, Taiho shall provide Lung Tx with a report (each, a “Royalty Report”) setting forth (i) the amount of Net Sales in Japanese Yen in the prior Calendar Quarter, (ii) the quantity of the Product (by Product Unit) sold in the Licensed Territory during such Calendar Quarter, and (iii) its calculation of the Royalty and Transfer Price based on such Net Sales in accordance with Section 7.3(c), as well as the resulting Transfer Price and Royalty based on such Net Sales in accordance with Section 7.3(c). Taiho shall pay the Royalty calculated in accordance with Section 7.3(c) above in Yen no later than [**] following Taiho’s receipt of an invoice from Lung Tx, which shall be issued following Lung Tx’s receipt of the applicable Royalty Report. For the avoidance of doubt, Lung Tx shall not be required to reimburse any amounts to Taiho under this Section 7.3(d).

7.4 Acknowledgment of Lung Tx Contribution. The Parties hereby acknowledge that the value contributed by Lung Tx to the Product Developed and Commercialized by or on behalf of Taiho and its Affiliates is the access to the Lung Tx Technology and that the payments for the milestone and Royalty and Transfer Price described above in this ARTICLE 7 will be payable by Taiho regardless of whether or not a Product is Covered by a Lung Tx Patent.

ARTICLE 8

PAYMENT; RECORDS; AUDITS

8.1 Exchange Rate; Manner and Place of Payment. All payments under Section 7.1 and Section 7.2 shall be payable in Dollars. All payments under this Agreement other than payments under Section 7.1 and Section 7.2 shall be payable in Yen. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Lung Tx, unless otherwise specified in writing by Lung Tx.

8.2 Taxes.

(a) Cooperation and Coordination. The Parties acknowledge and agree that it is their mutual objective and intent to minimize, to the extent feasible and legal, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use all commercially reasonable efforts to cooperate and coordinate with each other to achieve such objective.

(b) Payment of Tax. Subject to this Section 8.2(b), Lung Tx shall pay any and all taxes levied on payments it receives pursuant to ARTICLE 7. If applicable Law requires that taxes be deducted and withheld from a payment made pursuant to ARTICLE 7, Taiho shall: (i) pay the required taxes to the proper taxing authority; and (ii) send evidence of the obligation together with proof of payment to Lung Tx within [**] following that payment; provided, that Taiho shall gross up the amount of the payment such that Lung Tx receives the amount hereunder that it would have received but for the deduction. Lung Tx acknowledges and agrees that Taiho shall be entitled to any refund related to such amounts withheld.

(c) Tax Residence Certificate. Lung Tx shall provide Taiho appropriate certification from relevant revenue authorities of jurisdiction where Lung Tx is a tax resident, if Lung Tx wishes to claim the benefits of an income tax treaty to which that jurisdiction is a party. Upon the receipt thereof, any deduction and withholding of taxes shall be made at the appropriate treaty tax rate.

(d) Assessment. Lung Tx may, at its own expense, protest any assessment, proposed assessment, or other claim by any Governmental Authority for any additional amount of taxes, interest or penalties or seek a refund of such amounts paid if permitted to do so by applicable Law. The Parties shall cooperate with each other in any protest by providing records and such additional information as may reasonably be necessary for Lung Tx to pursue such protest.

8.3 Late Payments. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of [**] percent ([**]%) per month; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.

8.4 Audits. During the Term and for a period of [**] thereafter, Taiho shall keep (and shall cause its Affiliates and permitted sublicensees to keep) complete and accurate records pertaining to the sale or other disposition of the Products in sufficient detail to permit Lung Tx to confirm the accuracy of Royalty and Transfer Price due hereunder. Lung Tx shall have the right to cause an independent, certified public accountant reasonably acceptable to Taiho to audit such records to confirm Net Sales, Royalty and Transfer Price and other payments for a period covering not more than the preceding [**], provided however such audits shall take place [**] for a certain audited period and shall not take place more often than [**], provided that Lung Tx may conduct an additional audit if it has notice facts or circumstances that justify an additional audit. Such audits may be exercised during normal business hours upon reasonable prior written notice to Taiho. Prompt adjustments shall be made by the Parties to reflect the results of such audit confirmed by the Parties. Lung Tx shall bear the full cost of such audit unless such audit discloses an underpayment by Taiho of more than [**] percent ([**]%) of the amount of Royalty and Transfer Price or other payments due under this Agreement, in which case, Taiho shall bear the full cost of such audit and shall promptly remit to Lung Tx the amount of any underpayment.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1 Ownership of Inventions. Lung Tx shall own any inventions made solely by its employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (collectively, “Lung Tx Inventions”). Taiho shall own any inventions made solely by its employees, agents, or independent contractors in the course of conducting its activities under this Agreement, together with all intellectual property rights therein (collectively, “Taiho Inventions”). Any inventions made jointly by employees, agents, or independent contractors of each Party in the course of performing activities under this Agreement, together with all intellectual property rights therein (collectively, “Joint Inventions”), shall be owned jointly by the Parties in accordance with joint ownership interests of co-inventors under U.S. patent laws, with each joint Party having the unrestricted right to license and grant rights to sublicense each such Joint Invention worldwide. Inventorship shall be determined in accordance with U.S. Patent laws. Taiho Inventions and Taiho’s interest in all Joint Inventions shall be included in the Taiho Technology. Lung Tx Inventions and Lung Tx’s interest in all Joint Inventions shall be included in the Lung Tx Technology. Taiho Know-How shall be the sole and exclusive property of Taiho.

9.2 Disclosure of Inventions. Each Party shall promptly disclose to the other any invention disclosures, or other similar documents, submitted to it by its employees, agents or independent contractors describing inventions that may be either Taiho Inventions, Lung Tx Inventions or Joint Inventions, and all Information relating to such inventions.

9.3 Patent Prosecution and Maintenance.

(a) Lung Tx Patents. Except as otherwise provided in this Section 9.3(a), Lung Tx shall have the sole right and authority to prosecute and maintain the Lung Tx Patents other than Joint Patents on a worldwide basis. Lung Tx agrees to keep Taiho generally informed of the course of patent prosecution or other proceedings with respect to the Lung Tx Patents. Upon request of Taiho, Lung Tx shall provide Taiho reasonable opportunity to review and comment on such prosecution efforts regarding such Lung Tx Patents in the Licensed Territory. Upon request of Taiho, Lung Tx shall provide Taiho with a copy of material communications from any patent authority in the Licensed Territory regarding such Lung Tx Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. If Lung Tx determines in its sole discretion to abandon or not maintain any Patent within the Lung Tx Patents in the Licensed Territory, then Lung Tx shall provide Taiho with [**] prior written notice of such determination (or such other period of time reasonably necessary to allow Taiho to assume such responsibilities) and shall provide Taiho with the opportunity to prosecute and maintain such Patent in the Licensed Territory on behalf of Lung Tx, at Taiho’s sole expense. If Taiho desires Lung Tx to file, in the Licensed Territory, a patent application that claims priority from a Patent within the Lung Tx Patents other than a Joint Patent, Taiho shall provide written notice to Lung Tx requesting that Lung Tx file such patent application in such jurisdiction. If Taiho provides such written notice to Lung Tx, Lung Tx shall either (i) file and prosecute such patent application and maintain any Patent issuing thereon in such jurisdiction at Taiho’s expense, or (ii) notify Taiho that Lung Tx does not desire to file such patent application and provide Taiho with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon on behalf of Lung Tx at Taiho’s sole expense, with the proviso that no patent claims or prosecution communications shall be filed without the prior written consent of Lung Tx, which shall not be unreasonably withheld or delayed.

(b) Taiho Patents. Except as otherwise provided in this Section 9.3(b), Taiho shall have the sole right and authority to prosecute and maintain the Taiho Patents other than Joint Patents on a worldwide basis. Taiho shall provide Lung Tx reasonable opportunity to review and comment on such prosecution efforts regarding such Taiho Patents. Taiho shall provide Lung Tx with a copy of material communications from any patent authority regarding such Taiho Patents, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. If Taiho determines in its sole discretion to abandon or not maintain any Patent within the Taiho Patents other than a Joint Patent anywhere in the world, then Taiho shall provide Lung Tx with [**]’ prior written notice of such determination (or such other period of time reasonably necessary to allow Lung Tx to assume such responsibilities) and shall provide Lung Tx with the opportunity to prosecute and maintain such Patent in the applicable jurisdiction on behalf of Taiho at Lung Tx’s sole expense. If Lung Tx desires Taiho to file, in a particular jurisdiction outside the Licensed Territory, an application for a Patent that claims priority from a Patent within the Taiho Patents, Lung Tx shall provide written notice to Taiho requesting that Taiho file such patent application in such jurisdiction. If Lung Tx provides such written notice to Taiho, Taiho shall either (i) file and prosecute such patent application and maintain any Patent issuing thereon in such jurisdiction at Lung Tx’s expense, or (ii) notify Lung Tx that Taiho does not desire to file such patent application and provide Lung Tx with the opportunity to file and prosecute such patent application and maintain any patent issuing thereon on behalf of Taiho, at Lung Tx’s sole expense, with the proviso that no patent claims or prosecution communications shall be filed without the prior written consent of Taiho, which shall not be unreasonably withheld or delayed.

(c) Joint Patents. With respect to any potentially patentable Joint Invention, the Parties shall meet and agree upon which Party shall prosecute and maintain patent applications covering such Joint Invention (any such patent application and any patents issuing therefrom a “Joint Patent”) in particular countries and jurisdictions throughout the world. It is the intention of the Parties that, unless otherwise agreed, Lung Tx would prosecute and maintain the Joint Patents on a worldwide basis, subject to the Parties coordinating their efforts as appropriate to make such prosecution activities as efficient, convenient and harmonious as possible. Lung Tx shall bear its own costs and expenses incurred with respect to the prosecution of patent application in the Joint Patents outside the Licensed Territory and Taiho shall bear any out-of-pocket expenses incurred by Lung Tx with respect to the prosecution of patent application in the Joint Patent within the Licensed Territory, except as otherwise provided below. Lung Tx shall provide Taiho reasonable opportunity to review and comment on such prosecution efforts regarding the applicable Joint Patents in the Licensed Territory, and Taiho shall provide Lung Tx reasonable assistance in such efforts. Lung Tx shall provide the other Party with a copy of all material communications from any patent authority in the Licensed Territory regarding the Joint Patent being prosecuted by Lung Tx, and shall provide drafts of any material filings or responses to be made to such patent authorities a reasonable amount of time in advance of submitting such filings or responses. In particular, Taiho agrees to provide Lung Tx with all information necessary or desirable to enable Lung Tx to comply with the duty of candor/duty of disclosure requirements of any patent authority. Except to the extent a particular Party is restricted by the licenses granted to the other Party and/or the other covenants contained in the Agreement, each Party shall be entitled to practice, and grant to Third Parties and its Affiliates the right to practice, the Joint Patents and all Joint Inventions without restriction or an obligation to account to the other Party, and the other Party shall consent, without additional consideration, to any and all such licenses. Either Party may determine that it is no longer interested in supporting the continued prosecution or maintenance of a particular Joint Patent in a country or jurisdiction, in which case: (i) such Party shall, if requested in writing by the other Party, assign its ownership interest in such Joint Patent in such country or jurisdiction to the other Party for no additional consideration, and (ii) if such assignment is so effected, any such Joint Patent would thereafter be deemed a Lung Tx Patent in the case of assignment to Lung Tx, or a Taiho Patent in the case of assignment to Taiho.

(d) Cooperation of the Parties. Each Party shall provide the other Party all reasonable assistance and cooperation in the Patent prosecution efforts provided above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.4 Infringement by Third Parties. Lung Tx and Taiho shall promptly notify the other in writing of any alleged or threatened infringement of any Lung Tx Technology, Lung Tx Trademarks, Taiho Technology or Joint Patent of which they become aware. Both Parties shall use their commercially reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(a) Lung Tx Technology and Lung Tx Trademarks. Lung Tx shall have the first right to bring and control any action or proceeding with respect to infringement of any Lung Tx Technology or Lung Tx Trademarks at its own expense and by counsel of its own choice. With respect to infringement of any Lung Tx Technology or Lung Tx Trademarks that is likely to have a material adverse effect on the Development or Commercialization of the Product in the Licensed Territory, Taiho shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if Lung Tx fails to bring an action or proceeding within (a) [**] following the notice of alleged infringement or (b) [**] before the time limit, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, Taiho shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Lung Tx shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Taiho Technology. Taiho shall have the first right to bring and control any action or proceeding with respect to infringement of any Taiho Technology at its own expense and by counsel of its own choice. With respect to infringement of any Taiho Technology that is likely to have a material adverse effect on the Development or Commercialization of the Product outside the Licensed Territory, Lung Tx shall have the right, at its own expense, to be represented in any such action by counsel of its own choice, and if Taiho fails to bring an action or proceeding within (a) [**] following the notice of alleged infringement or (b) [**] before the time limit, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, Lung Tx shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Taiho shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Joint Patents. Lung Tx shall have the first right to bring and control any action or proceeding with respect to infringement of any Joint Patent at its own expense and by counsel of its own choice, and Taiho shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Lung Tx fails to bring an action or proceeding within the Licensed Territory within (a) [**] following the notice of alleged infringement or (b) [**] before the time limit, if any, set forth in the appropriate Laws for the filing of such actions, whichever comes first, Taiho shall have the right to bring and control any such action at its own expense and by counsel of its own choice, and Lung Tx shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) Procedure. If a Party brings an infringement action in accordance with this Section 9.4, the other Party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a Party. Within the Licensed Territory, neither Party shall have the right to settle any intellectual property infringement litigation under this Section 9.4 relating to the manufacture, use or sale of the Product without the prior written consent of such other Party. Outside of the Licensed Territory, Taiho shall not have the right to settle any intellectual property infringement litigation under this Section 9.4 relating to the manufacture, use or sale of the Product without the prior written consent of Lung Tx. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Lung Tx and Taiho, shall be shared equally between Lung Tx and Taiho.

9.5 Infringement of Third Party Rights. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Lung Tx shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights arising from or occurring as a result of Lung Tx Technology, Lung Tx Trademarks or Lung Tx’s activities (including, but not limited to, manufacturing of the Product supplied to Taiho) at its own expense and by counsel of its own choice and shall indemnify and hold Taiho harmless from and against any and all liability arising from such claim, and Taiho shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Taiho shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights arising from or occurring as a result of Taiho Technology or Taiho’s activities at its own expense and by counsel of its own choice, and Lung Tx shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither Party shall have the right to settle any intellectual property right infringement litigation under this Section 9.5 in a manner that diminishes the rights or interests of the other Party without the written consent of such other Party (which shall not be unreasonably withheld).

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Mutual Representations and Warranties. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party as follows:

(a) Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b) Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. As of the Effective Date, it is not a party to, and during the Term it shall not enter into, any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

(d) No Debarment. In the course of the Development of the Product, neither Party nor any of its Affiliates or their permitted contractors shall use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.

(e) Compliance with the Law. Each Party covenants to the other that it shall comply in all material aspects with all Laws applicable to its performance under this Agreement.

10.2 Lung Tx Representations and Warranties. Lung Tx hereby represents, warrants, and covenants (as applicable) to Taiho as follows:

(a) Ownership of Lung Tx Technology. It owns or has the right to use the Lung Tx Technology and has the right to grant the license to the Product as set out in Section 6.1 of this Agreement.

(b) No Conflicting Licenses. Lung Tx has not granted, and during the Term will not grant, any right to a Third Party under the Lung Tx Technology in the Licensed Territory that would conflict with any of the rights granted to Taiho under this Agreement.

(c) No Liens on Lung Tx Technology. As of the Effective Date, the Lung Tx Technology is free and clear of all liens, claims, security interests or other encumbrances of any kind in the Licensed Territory and Lung Tx shall not permit the Lung Tx Technology to become encumbered by any liens, claims, security interests or other encumbrances of any kind.

(d) Non-Infringement of Lung Tx Patents by Third Parties. As of the Effective Date, to the best knowledge of Lung Tx, there are no activities by Third Parties that would constitute infringement of any claims of the Lung Tx Patents (and in the case of pending Patent applications, the claims of such applications as if any such pending claims were issued).

(e) No Infringement. As of the Effective Date: (i) to the best knowledge of Lung Tx, the Development, manufacture, use, or sale or other Commercialization of the Product does not infringe any claim of an issued Patent or published claim of a Patent application (as if any such published claim were issued) owned by a Third Party; (ii) Exhibit B lists all patents and patent applications with respect to which Lung Tx or its Affiliates currently have any rights, or with respect to which they have at any time in the past had rights, and in each case that are necessary or useful to make, have, made, develop, use, import, sell and otherwise exploit the Product in the Licensed Territory.

(f) Non-Claims of Third Party Rights. As of the Effective Date, it has not been notified by a Third Party that the use of the Lung Tx Technology and the Development manufacture, use, or sale or other Commercialization of a Product infringes or misappropriates the proprietary rights of such Third Party.

(g) Non-Invalidity and Non-Unenforceability. As of the Effective Date, (i) all issued Lung Tx Patents are valid and enforceable; (ii) none of the Lung Tx Patents are subject to any pending or, to the best knowledge of Lung Tx, threatened re-examination, opposition, interference or litigation proceedings; and (iii) to the best knowledge of Lung Tx, there are no acts or omissions of Lung Tx that would (A) constitute inequitable conduct, fraud or misrepresentation with respect to any Patent application included within Lung Tx Patents, or (B) render any Patent within the Lung Tx Patents invalid or unenforceable in whole or in part.

(h) Non-Action or Claim. As of the Effective Date, there are no actual or pending, and to the best knowledge of Lung Tx no alleged or threatened, adverse actions, suits, claims, interferences or formal governmental investigations, or settlements or judgments, involving the Product, and/or the Lung Tx Trademarks by or against Lung Tx or any of its Affiliates in or before any Governmental Authority. In particular, there is no pending or, to the best knowledge of Lung Tx, threatened product liability action involving the use or administration of the Product.

(i) No Payments. As of the Effective Date, there are no royalties, fees, honoraria or other payments payable by Lung Tx to any Third Party by reason of the ownership, Development, use, license, sale or disposition of the Lung Tx Technology or the Product in the Licensed Territory.

(j) Title to Lung Tx Trademarks. All Lung Tx Trademarks existing as of the Effective Date are listed on Exhibit C. Lung Tx owns the entire right, title and interest in, or otherwise has the right to grant the licenses and rights granted to Taiho herein, under the Lung Tx Trademarks. With respect to the Lung Tx Trademarks listed on Exhibit C, Exhibit C contains a true, accurate and complete summary of the countries throughout the world in which each such Lung Tx Trademarks has been registered as of the Effective Date. Lung Tx has not assigned and shall not assign and has not granted licenses and shall not grant licenses to the Lung Tx Trademarks listed on Exhibit C in the Licensed Territory, and has not, and will not, grant any rights that conflict with licenses and rights granted to Taiho over the Lung Tx Trademarks herein or that would otherwise prevent Taiho from exercising its rights or performing its obligations hereunder over the Lung Tx Trademarks in the Licensed Territory.

(k) No Liens on Lung Tx Trademarks. As of the Effective Date, all Lung Tx Trademarks in the Licensed Territory are free and clear of all liens, claims, security interests or other encumbrances of any kind and Lung Tx shall not permit the Lung Tx Trademarks to become encumbered by any liens, claims, security interests or other encumbrances of any kind.

(l) Non-Infringement of Lung Tx Trademarks. The Lung Tx Trademarks do not violate, and when used by Taiho and its Affiliates in connection with the marketing, use, sale and offering for sale of the Products, shall not violate, the trademark, tradename or comparable rights of any Third Party in the Licensed Territory.

(m) No Material Misrepresentation. As of the Effective Date, Lung Tx has not, nor, to the best knowledge of Lung Tx, has any Third Party acting under authority of Lung Tx made an untrue statement of a material fact to any Regulatory Authority with respect to the Product, or intentionally failed to disclose a material fact required to be disclosed to any Regulatory Authority with respect to the Product. Lung Tx has, and, to the best knowledge of Lung Tx, such Third Parties have, complied and shall comply in all material respects with all regulatory requirements with respect to the Product. All Information within the Lung Tx Know-How has been generated in compliance with applicable Laws in all material respects, including, if applicable, ICH guidelines.

(n) Full Disclosure. As of the Effective Date, Lung Tx has not intentionally, knowingly or, due to its gross negligence, failed to furnish Taiho with or intentionally, knowingly or, due to its gross negligence, concealed from Taiho any material data and other Information under Lung Tx Control regarding the efficacy, side effects, injury, toxicity or sensitivity, reaction, incidents or severity thereof associated with the non-clinical use, clinical use, studies, investigations, or tests of the Products based thereon, which in each case would reasonably be expected to have a material adverse effect on the ability to Develop or Commercialize the Products in the Licensed Territory as contemplated in this Agreement.

10.3 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY UNDER THIS AGREEMENT ARE PROVIDED “AS-IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.

10.4 Limitation of Liability. EXCEPT FOR PAYMENTS UNDER ARTICLE 7 OR LIABILITY FOR BREACH OF ARTICLE 11, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; PROVIDED, HOWEVER, THAT THIS SECTION 10.4 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 12.

ARTICLE 11

CONFIDENTIALITY

11.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for [**] thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information. Each Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.

11.2 Exceptions. Confidential Information shall not include any information which the receiving Party can prove by competent written evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available; (b) is known by the receiving Party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving Party by a Third Party, as a matter of right and without restriction on disclosure; (d) is independently discovered or developed by the receiving Party without the use of or reference to the Confidential Information belonging to the disclosing Party; or (e) is the subject of a written permission to disclose provided by the disclosing Party.

11.3 Authorized Disclosure. Each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) regulatory filings for the Product such Party has a license or right to Develop hereunder;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable Laws, including regulations promulgated by security exchanges (specifically recommendations and requests from the Tokyo Stock Exchange (TSE)), applicable court orders or governmental regulations;

(e) exercising its or its Affiliates’ rights under this Agreement, including in the case of Taiho, for the purpose of Developing the Product, seeking, obtaining and maintaining Regulatory Approvals in the Licensed Territory (including complying with the requirement of Governmental Authorities with respect to filing for, obtaining and maintaining Regulatory Approval of the Product in the Licensed Territory) and packaging or Commercializing the Product in the Licensed Territory; and

(f) disclosure to its or its Affiliates’ employees, agents, consultants, contractors, (sub)licensees or others on a need-to-know basis, provided that in each case the recipient of such Confidential Information are bound by written obligations of confidentiality and non-use at least as equivalent in scope as those set forth in this ARTICLE 11 prior to any such disclosure.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 11.3(c) or (d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

11.4 Publications. Each Party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the Development of the Product, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a Party shall have the right to review and comment on any material proposed for disclosure or publication by the other Party, such as by oral presentation, manuscript or abstract, which includes Confidential Information of the other Party. Before any such material is submitted for publication, the Party proposing publication shall deliver a complete copy of the material to the other Party prior to submitting the material to a publisher or initiating any other disclosure. Such other Party shall review any such material and give its comments to the Party proposing publication within [**] of the delivery of such material to such other Party. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional [**] for the purpose of preparing and filing appropriate patent applications, which period could be extended to an additional [**] period.

11.5 Publicity. It is understood that the Parties intend to issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, such press releases are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

11.6 Additional Matters. To the extent that any publication is permitted in Section 11.4 or any press release is permitted in Section 11.5, Taiho shall have the right to permit Otsuka Holdings (or its successor) to publicly disclose the information contained in such publications or press release, at any time (including simultaneously with the release of such publications or press release statement by the Parties) and in any form, without the prior written consent of Lung Tx.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Lung Tx. Lung Tx hereby agrees to save, defend and hold harmless Taiho and its Affiliates and their respective directors, officers, employees and agents (each, a “Taiho Indemnitee”) from and against any and all claims, suits, actions, demands, liabilities, expenses and/or loss, including reasonable legal expense and attorneys’ fees (collectively, “Losses”), to which any Taiho Indemnitee may become subject as a result of any claim, demand, suit, action or other proceeding by any Third Party, to the extent such Losses arise directly or indirectly out of: (a) the Development, Commercialization, manufacturing, use, handling, storage, sale or other disposition of the Product by Lung Tx, its Affiliates or sublicensees (other than Taiho, its Affiliates and permitted sublicensees) outside the Licensed Territory, except for the Losses arising directly or indirectly out of activities by Taiho provided in Section 12.2(a) or the breach by Taiho provided in Section 12.2(b) below; (b) the breach by Lung Tx of any warranty, representation or covenant made by Lung Tx in this Agreement; or (c) the willful misconduct or negligent acts of Lung Tx, its Affiliates, or the officers, directors, employees, or agents of Lung Tx or its Affiliates; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Taiho Indemnitee or the breach by Taiho of any warranty, representation or covenant made by Taiho in this Agreement.

12.2 Indemnification by Taiho. Taiho hereby agrees to save, defend and hold harmless Lung Tx and its Affiliates and their respective directors, officers, employees and agents (each, a “Lung Tx Indemnitee”) from and against any and all Losses to which any Lung Tx Indemnitee may become subject as a result of any claim, demand, suit, action or other proceeding by any Third Party, to the extent such Losses arise directly or indirectly out of: (a) the Development, Commercialization, packaging, labeling, use, handling, storage, sale or other disposition of the Product by Taiho, its Affiliates and permitted sublicensees in the Licensed Territory, except for the Losses arising directly or indirectly out of activities by Lung Tx provided in Section 12.1(a) or the breach by Lung Tx provided in Section 12.1(b) above; (b) the breach by Taiho of any warranty, representation or covenant made by Taiho in this Agreement; or (c) the willful misconduct or negligent acts of Taiho, its Affiliates, or the officers, directors, employees, or agents of Taiho or its Affiliates; except, in each case, to the extent such Losses result from the negligence or willful misconduct of any Lung Tx Indemnitee or the breach by Lung Tx of any warranty, representation or covenant made by Lung Tx in this Agreement.

12.3 Conditions to Indemnification. The Party claiming indemnity under this ARTICLE 12 (the “Indemnified Party”) will give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of any claim, demand, suit, action or other proceeding by any Third Party in relation to which it wishes to claim indemnification hereunder (a “Claim”), provided that the failure to promptly provide such notice will not relieve the Indemnifying Party of any of its indemnification obligations hereunder, except to the extent that the Indemnifying Party’s defense of the relevant Claim is prejudiced by such failure. The Indemnifying Party may upon such notice assume the defense of the Claim, and the Indemnified Party will provide the Indemnifying Party, upon the Indemnifying Party’s request, with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnifying Party may settle any Claim without the prior consent of the Indemnified Party unless such settlement would impose any monetary obligation on the Indemnified Party or require the Indemnified Party to submit to an injunction or otherwise materially limit the other Party’s rights to conduct its business as then conducted or limit the Indemnified Party’s rights under this Agreement, in which case the Indemnified Party must give its prior written consent, not to be unreasonably withheld. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party will not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (i) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this ARTICLE 12.

12.4 Insurance. Each Party, at its own expense, shall maintain general commercial liability insurance, clinical trial insurance and product liability insurance (or self-insure) in an amount consistent with industry standards during the Term. It is understood that such insurance shall not be construed to create a limit of either Party’s liability or indemnification obligations under this ARTICLE 12, or that the maintenance of such insurance shall not be construed to relieve either Party of its other obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and continue until the later of (a) ten (10) years after the date of First Commercial Sale in the Licensed Territory, (b) the expiration of the last Valid Claim of any Lung Tx Patents, if any, that Covers the Product in the Licensed Territory, and (c) the expiration of the Regulatory Data Exclusivity in the Licensed Territory, unless earlier terminated pursuant to Section 13.4.

13.2 Extension Term. No later than twelve (12) months before the expiration of the initial Term of this Agreement in accordance with the provisions of Section 13.1, Taiho may notify Lung Tx of its interest in continuing to Commercialize the Product in the Licensed Territory, in which case, the Parties shall meet within [**] of such notification to determine (i) the revised rate of “Royalty and Transfer Price” (i.e. [**] percent ([**]%) as of the Effective Date) and the revised price of “Minimum Royalty and Transfer Price” (i.e. [**] Yen (¥[**]) as of the Effective Date) set forth in Section 7.3(b) during the Extension Term (as defined below), and (ii) period of the Extension Term, provided that at Taiho’s request, this Agreement shall be extended in accordance to its then current terms and conditions for the period necessary for the Parties to determine the revised rate of “Royalty and Transfer Price” and the revised price of “Minimum Royalty and Transfer Price” during the Extension Term. Within [**] of the determination of the terms and conditions of this Agreement during the Extension Term, Taiho may notify Lung Tx that it elects to continue to Commercialize the Product in the Licensed Territory in accordance with the terms and conditions determined by the Parties and, upon such notice, the Term of this Agreement shall be deemed extended, for a period agreed by the Parties (the “Extension Term”), and during the Extension Term, the revised rate of “Royalty and Transfer Price” and the revised price of “Minimum Royalty and Transfer Price” agreed by the Parties pursuant to this Section 13.2 shall be applied.

13.3 Fully Paid Up License. Upon expiration of the Term or Extension Term in accordance with Section 13.1 and Section 13.2 above and provided that Taiho has made payments for all amounts due hereunder prior to the expiration, the rights and licenses granted to Taiho hereunder by Lung Tx shall become fully paid up.

13.4 Early Termination.

(a) Termination by Taiho for Safety Reasons. Taiho shall have the right to terminate this Agreement, for any Safety Reasons upon at least three (3) months’ prior written notice to Lung Tx or within a shorter period if required under applicable Laws. “Safety Reasons” shall mean that, based upon all relevant scientific data, there are safety and public health issues relating to the Product such that the medical benefit/risk ratio of such Product is sufficiently unfavorable as to materially compromise the welfare of patients so that the use in patients is no longer justifiable and that such issues are unlikely to be reversed within a reasonable period of time with a commercially reasonable level of investment.

(b) Termination by Taiho for Regulatory Reasons. Taiho shall have the right to terminate this Agreement upon three (3) months prior written notice, if the first Marketing Authorization Applications of the Product is not approved by the Regulatory Authority in the Licensed Territory by the third anniversary of filing for such first Marketing Authorization Applications.

(c) If Taiho terminates this Agreement pursuant to this Section 13.4(a) or (b), then:

(i) Taiho shall not, during such three (3) month notice period, take any action that could adversely affect or impair the further Development and Commercialization of the Product in the Licensed Territory; and

(ii) the Joint Development Committee shall coordinate the wind-down of Taiho’s efforts under this Agreement.

(d) Termination for Breach. In the event that either Party is in breach of any of its material obligations or any material breach of any representation or warranty under this Agreement, the other Party may give to such Party written notice identifying such breach. If such Party fails to cure such breach within [**] from the date of such notice (or within [**]’ notice in the event such breach is solely based upon Taiho’s failure to pay any amounts due Lung Tx hereunder) the other Party shall have the right to terminate this Agreement upon written notice to such Party.

(e) Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement immediately upon written notice to the other party in the event that the other party (i) is adjudged bankrupt (not to include reorganizations); (ii) petitions for or acquiesces in the appointment of a receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets, (iii) shall generally not, or shall admit in writing its inability to, pay its debts as they become due, or (iv) commences proceedings (not dismissed within [**]) voluntarily or involuntarily, under any bankruptcy or similar law, or winding up for the purposes or reconstruction or amalgamation and such events materially and adversely affects such party’s ability to perform its obligations hereunder, provided that applicable bankruptcy laws shall apply.

13.5 Effect of Termination.

(a) Upon Termination or expiration of the Agreement for any reason, the following shall apply:

(i) Termination or expiration of this Agreement for any reason shall not release a Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereto to the extent it is expressly stated to survive such termination.

(ii) Within [**] following the termination or expiration of the Agreement for any reason, Taiho shall provide Lung Tx with a Royalty Report for the period up to the date of the termination or expiration which is then not yet reported, if any, and Taiho shall pay to Lung Tx all amounts that have accrued under this Agreement, including unpaid license fees and accrued, but unpaid milestone payments under Section 7.2 and Royalty under Section 7.3.

(iii) Subject to Taiho’s obligations under Section 13.5(a)(iv), each Party shall promptly destroy or return to the other Party all of such other Party’s Confidential Information that was provided by or on behalf of such other Party hereunder that is in the possession or control of such Party (or any of its Affiliates). Notwithstanding the foregoing, a Party shall have the right to retain one copy of the Confidential Information of the other Party for legal and archival purposes, and the foregoing obligation of return or destruction shall not apply to Confidential Information or copies thereof maintained in routine, secure computer back-up files unless and until such information is accessed.

(iv) Notwithstanding anything herein to the contrary, within [**] following the termination or expiration of the Agreement for any reason, Taiho shall transfer, assign and deliver to Lung Tx all pre-clinical, non-clinical, analytical and clinical data, relating to the Product generated under Section 4.1(b) that are Controlled by Taiho.

(v) All licenses under ARTICLE 6 shall terminate and Taiho shall cease, and shall cause its Affiliates and Third Party contractors and permitted sublicensees (if any) to cease, all Development and Commercialization of the Product; provided, that, for the avoidance of doubt, if applicable, the license under Section 13.5(b)(ii) shall survive.

(b) Upon termination by Lung Tx of the Agreement under Section 13.4(d) or Section 13.4(e), or upon termination by Taiho under Section 13.4(a) or Section 13.4(b), the following shall apply:

(i) Regulatory Materials. To the extent permitted by applicable Law, Taiho shall transfer and assign to Lung Tx all Regulatory Documents and Regulatory Approvals for the Product in the Licensed Territory that are Controlled by Taiho.

(ii) Taiho License. Upon written request of Lung Tx, Taiho grants to Lung Tx, effective only in such event, a perpetual, irrevocable, non-exclusive, worldwide, fully-paid, royalty-free license, with the right to grant multiple tiers of sublicenses, under the Taiho Technology solely to develop, make, have made, use, sell, offer for sale, and import the Products.

(iii) Transition Assistance. During a reasonable period not to exceed [**] following the effective date of termination, Taiho shall use commercially reasonable efforts to provide such assistance, [**], as may be reasonably necessary to transfer and/or transition to Lung Tx all then-existing commercial arrangements, that is, or are, necessary or useful for Lung Tx to commence or continue Developing or Commercializing the Product in the Licensed Territory, to the extent Taiho is then performing or having performed such activities.

(iv) Clinical Trial Funding. Except in case of termination by Taiho under Section 13.4(a) and Section 13.4(b), if Taiho has agreed to conduct or fund a clinical trial for the Product under the Development Plan prior to the effective date of termination, including its agreement to fund a Licensed Territory-specific arm of a Global Clinical Trial or to conduct a Phase IV Clinical Trial or other clinical trial designed to acquire data for the Licensed Territory, then Taiho’s obligations to fund such clinical trial(s) shall survive the termination of this Agreement, provided that such trials will thereafter be conducted by or under the direction of Lung Tx. Lung Tx will invoice Taiho for its share of the costs of such clinical trials on a Calendar Quarterly basis after termination of this Agreement, which invoices shall be due and payable within [**] of the invoice date.

(v) Remaining Inventories. Lung Tx shall have the right to purchase from Taiho all of the inventory of the Product held by Taiho as of the effective date of termination of this Agreement at a price equal to Taiho’s actual cost to acquire such inventory. Lung Tx shall notify Taiho within [**] before the date of termination of the Agreement whether Lung Tx elects to exercise such right. If Lung Tx does not exercise such right, then Taiho shall have the right to sell in the Licensed Territory any such remaining inventory over a period of no greater than [**] after the effective date of termination of this Agreement in the Licensed Territory.

13.6 Taiho’s rights. Taiho may elect in lieu of terminating this Agreement under Section 13.4(d) or Section 13.4(e) to declare that the licenses granted pursuant to this Agreement shall include a license to make or have made the Product (which Lung Tx hereby grants in these cases) in the Licensed Territory. Lung Tx will continue to permit Taiho to place orders for the Product through any of Lung Tx’s existing supply agreements with Third Party manufacturers as necessary to satisfy any manufacturing or supply obligations of Lung Tx under the Supply Agreement, subject to the terms and conditions of Lung Tx’s agreements with such Third Parties, until Taiho has been able to find an alternative supplier and Lung Tx has disclosed the necessary Lung Tx Technology pursuant to the terms of a technology transfer agreement to be negotiated by the Parties.

13.7 Exercise of Right to Terminate. The use by either Party hereto of a termination right provided for under this Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other Party with respect thereto.

13.8 Other Remedies. Termination or expiration of this Agreement for any reason shall not release any Party from any liability or obligation that already has accrued prior to such expiration or termination, nor affect the survival of any provision hereof to the extent it is expressly stated to survive such termination. Termination or expiration of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, that a Party may have hereunder or that may arise out of or in connection with such termination or expiration.

13.9 Surviving Obligations. The following provisions shall survive any expiration or termination of this Agreement for the period of time specified: Sections 4.5 and 4.6, Section 7.3 (with respect to any Product sold prior to termination or expiration), Sections 9.1, 9.3, 9.4(c) and 9.4(d) (with respect to Joint Patents only), 9.5, 10.3 and 10.4 and ARTICLES 8, 11, 12, 13, 14 and 15.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Arbitration. Any dispute, controversy or claim with respect to the breach, interpretation or enforcement of this Agreement, including disputes relating to termination of this Agreement (each, a “Dispute”), shall be settled by binding arbitration in the manner described in this ARTICLE 14. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (“ICC”) then in force. Notwithstanding those rules, the following provisions shall apply to the arbitration hereunder:

(a) Negotiation. A Party shall send written notice to the other Party of any Dispute (“Dispute Notice”). The Parties shall first attempt in good faith to resolve any Dispute set forth in the Dispute Notice by negotiation and consultation between themselves, including not fewer than [**] negotiation sessions attended by the CEO for Lung Tx and by the President for Taiho. In the event that such Dispute is not resolved on an informal basis within [**] after one party delivers the Dispute Notice to the other Party, whether the negotiation sessions take place or not, either party may initiate arbitration under Sections 14.1(b) and (c).

(b) Arbitrators. The arbitration shall be conducted by a single ICC arbitrator mutually agreed upon by the Parties; provided that if the Parties are unable to agree upon a single arbitrator, the arbitration shall be conducted by a panel of three (3) arbitrators, with one (1) ICC arbitrator chosen by Lung Tx, one (1) ICC arbitrator chosen by Taiho, and one (1) ICC arbitrator appointed by the other two (2) ICC arbitrators. In any event, the arbitrator or arbitrators selected in accordance with this Section 14.1(b) are referred to herein as the “Panel” and shall be comprised of arbitrators who are familiar with worldwide development and commercialization in the pharmaceutical industry, unless otherwise agreed.

(c) Proceedings. Except as otherwise provided herein, the Parties and the arbitrators shall use their best efforts to complete the arbitration within [**] after the appointment of the Panel under Section 14.1(b) above, unless a Party can demonstrate to the Panel that the complexity of the issues or other reasons warrant the extension of one or more of the time tables. In such case, the Panel may extend such time table as reasonably required. The Panel shall, in rendering its decision, apply the substantive law of the State of New York, without regard to its conflicts of laws provisions, except that the interpretation of and enforcement of this ARTICLE 14 shall be governed by the U.S. Federal Arbitration Act. The proceeding shall take place in New York, New York, U.S.A. The decision and/or award rendered by the arbitrator(s) shall be written, final, binding and non-appealable, and judgment on such decision and/or award may be entered in any court of competent jurisdiction. The fees of the Panel shall be paid by the losing Party which Party shall be designated by the Panel. If the Panel is unable to designate a losing Party, it shall so state and the fees shall be split equally between the Parties. Each Party shall bear the costs of its own attorneys’ and experts’ fees; provided that the Panel may in its discretion award the prevailing Party all or part of the costs and expenses incurred by the prevailing Party in connection with the arbitration proceeding.

14.2 Interim Relief. Notwithstanding anything in this ARTICLE 14 to the contrary, Lung Tx and Taiho shall each have the right to apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other similar interim or conservatory relief, as necessary, pending resolution under the above described arbitration procedures. Nothing in the preceding sentence shall be interpreted as limiting the powers of the arbitrators with respect to any dispute subject to arbitration under this Agreement. The Panel may award injunctive relief.

ARTICLE 15

GENERAL PROVISIONS

15.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, U.S.A., excluding its conflicts of laws principles.

15.2 Entire Agreement; Modification. This Agreement is a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. No rights or licenses with respect to any intellectual property of either Party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

15.3 Relationship Between the Parties. The Parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

15.4 Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

15.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), (i) intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder and (ii) any transferee or successor entity resulting from such transaction shall be liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations; or

(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

15.6 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

15.7 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

15.8 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries

If to Taiho, notices must be addressed to:

Taiho Pharmaceutical Co., Ltd.

1-27 Kandanishiki-cho, Chiyoda-ku

Tokyo 101-8444, Japan

Attention: Director, Business Development

Telephone: [**]

Facsimile: [**]

If to Lung Tx, notices must be addressed to:

Lung Therapeutics, Inc.

2600 Via Fortuna, Suite 360

Austin, Texas 78746

Attention: Chief Executive Officer

Email: [**] (Email notification shall not

constitute formal notice)

with a copy to (which shall not constitute notice):

Ballard Spahr LLP

5480 Valmont Road, Suite 200

Boulder, Colorado 80301

Attention: Steven N. Dupont

E-mail: DupontS@ballardspahr.com

15.9 Force Majeure. Except for the obligation to make payment when due, each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such Party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, pandemics (including the current Covid-19 pandemic) or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within [**] after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

15.10 Compliance and Ethical Business.

(a) Compliance.

(i) In performing their obligations under this Agreement, the Parties shall comply with applicable Laws and regulations and will take no action which may be reasonably expected to materially jeopardize the goodwill or reputation of the other Party.

(ii) Each Party represents and warrants to the other Party that it is not, nor are any of its legal representatives, as applicable, listed on the U.S. Treasury Department’s List of Specially Designated Nationals and Blocked Persons (http:// https://www.treasury.gov/ofac/downloads/sdnlist.pdf), the U.S. Commerce Department’s Denied Persons List (http://www.bis.doc.gov/dpl/thedeniallist.asp) and Entity List (http://www.bis.doc.gov/entities/default.htm), or the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions (https://eeas.europa.eu/headquarters/headquarters- homepage/8442/consolidated-list-sanctions_en), or on any comparable denied parties list issued by the U.S., EU or another jurisdiction which is applicable to the products or technical data supplied under this Agreement (all of the foregoing collectively referred to as “Denied Parties Lists”). Each Party further represents and warrants to the other Party that it is not directly owned by fifty percent (50%) or more by a person or entity listed on any of the Denied Parties Lists. Each Party further represents and warrants to the other Party that it shall notify such other Party in writing promptly if it or any of its legal representatives become listed on any of the Denied Parties Lists or if it becomes owned by fifty percent (50%) or more by a person or entity listed on any of the Denied Parties List.

(b) Ethical Business.

(i) In performing their obligations hereunder, the Parties acknowledge that the corporate policy of each Party and their Affiliates require that such Party’s business be conducted within the letter and spirit of the law. By signing this Agreement, the Parties agree to conduct the business contemplated herein in a manner which is consistent with all applicable Laws and good business ethics. Specifically, the Parties warrant and agree that, in connection with this Agreement and each Party’s business relating thereto, they, their directors, their employees and their officers shall not offer, make or promise any payment, either directly or indirectly, of money or other assets (hereinafter collectively referred to as “Payment” for the purposes of this Section 15.10(b)), to any government, political party or international organization official, candidate or persons acting on behalf of any of the foregoing or directly associated with them including their staff, business partners, close associates and family (hereinafter collectively referred to as “Officials” for the purposes of this Section 15.10(b)) where such Payment would constitute a violation of any applicable Laws. In addition, the Parties shall make no Payment, either directly or indirectly, to Officials if such Payment is for the purpose of improperly influencing decisions or actions with respect to the subject matter of this Agreement or the business activities of each Party or their Affiliates.

(ii) Each Party acknowledges and agrees that in the event that such Party engages an Affiliate, (sub)licensee, subcontractor or agent in the performance of its obligations under this Agreement, that such Party will conduct due diligence on such Affiliate, (sub)licensee, subcontractor or agent to ensure such Affiliate’s, (sub)licensee’s, subcontractor’s or agent’s suitability to comply with the requirements set forth in this Section 15.10(b), and will maintain records of such due diligence and any identified risks and mitigation records, consistent with such Party’s customary procedures.

(iii) Each Party represents, warrants and covenants that all books, records, invoices, and other documents relating to payments and expenses under this Agreement are and shall be accurate and reflect in reasonable detail the character and amount of transactions and expenditures.

(iv) Each Party further represents, warrants and agrees that no “off the books” or other similar funds will be maintained or used in connection with this Agreement.

(v) Each Party agrees to ensure that all of such Party’s employees, agents and subcontractors involved in performing the obligations under this Agreement are made aware of the prohibited nature of activities expressly prohibited under this Section 15.10(b), including by participation, as appropriate, of such employees, agents and subcontractors in mandatory training to be conducted by such Party regarding such requirements prior to performing any obligations under this Agreement. Each Party further agrees to certify its continuing compliance with the requirements under this Section 15.10(b) on a periodic basis during the Term of this Agreement upon the other Party’s request, such request to be made no more frequently than once in any calendar year.

(vi) Each Party shall have the right, upon reasonable notice and at a time mutually agreed by the Parties, to audit the books and records of the other Party to ensure compliance with this Section 15.10(b) during the Term of this Agreement and for a period of [**] thereafter, and the other Party shall provide its full cooperation and assistance in any such review conducted by such Party.

(vii) Each Party’s violation of, or any breach of a representation or warranty set forth in this Section 15.10(b) shall be a material breach of this Agreement, and in such event the other Party may terminate this Agreement pursuant to Section 13.4.

15.11 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.

(f) English Language. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the Parties regarding this Agreement shall be in the English language.

15.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

<< Signature Page Follows >>

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

LUNG THERAPEUTICS, INC.	TAIHO PHARMACEUTICAL CO., LTD.

By: /s/ Brian Windsor	By: /s/ Masayuki Kobayashi
Name: Brian Windsor	Name: Masayuki Kobayashi
Title: CEO	Title: President and Representative Director

Exhibit List

Exhibit A — Lung Tx House Marks

Exhibit B — Lung Tx Patents

Exhibit C — Lung Tx Trademarks

Exhibit D — Product Specifications

Exhibit E — [**]